Exhibit 99.01

DexCom Announces Appointment of Mark G. Foletta as Board Member

SAN DIEGO, CA – November 19, 2014 – DexCom, Inc. (NASDAQ:DXCM) today announced the appointment of Mark G. Foletta as an independent Board member of the company.

Mr. Foletta currently serves on the board of directors of AMN Healthcare Services and Regulus Therapeutics. Previously, Mr. Foletta served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc. from 2006 to August 2012 during the growth of Amylin’s diabetes and obesity franchises, including the commercial launch of diabetes drugs BYDUREON®, BYETTA® and SYMLIN®. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. and served as an Audit Manager with Ernst & Young. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara. He is a Certified Public Accountant and a member of the Corporate Directors Forum.

“Mark brings more than twenty years of broad-based experience and leadership in healthcare. As our market continues to evolve, Mark’s vision and experience will help drive DexCom’s growth. We are very pleased to welcome Mark to the Board,” said Terry Gregg, DexCom’s CEO.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

DexCom, Inc.

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

858-200-0200